SPIN-OFF AGREEMENT

This SPIN-OFF AGREEMENT (this “Agreement”), is dated as of November 18, 2018, by and among Epazz, Inc., a Wyoming corporation (“Parent”), and ZenaPay, Inc., an Illinois corporation a wholly owned subsidiary of Parent (“ZenaPay”).

RECITALS

Whereas: Parent formed ZenaPay, Inc. in August 31, 2017 in order to capitalize on its software development of blockchain software apps. Parent wishes to spin off its ownership of ZenaPay to its shareholders of Common A, Common B and Preferred C shareholders in a tax free dividend.

Whereas: The Parties intend that the Spin-Off will qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE

Spin-Off

1.Record Date and Spin-Off Date. Subject to the satisfaction, or to the extent permitted by applicable Law, waiver of the conditions set forth herein, the Board of Directors of Parent, consistent with Illinois law, will establish the Record Date and the Spin-Off Date and any necessary or appropriate procedures in connection with the Spin-Off.

2.Classes of Parent stock: Parent will issue stock dividends to its Common A, Common B and Preferred C shareholders as a one for one stock dividend to classes of ZenaPay.

3.Classes of ZenaPay stock: Common A, Common B and Preferred (Preferred C)

4.Issuance of Preferred Shares. Parent shall receive 25,000,000 Preferred Shares of Company which is fully earned and paid upon execution of this agreement.

5.Delivery of Shares to the Agent. On or prior to the Spin-Off Date, ZenaPay transfer agent will issue the stock dividend.

6.Software Rights: ZenaPay, Inc. is the owner of all software rights to ZenaPay Wallet, ZenaPay Merchant and ZenaPay Plant Tracker. ZenaPay is the owner of all software rights to online sport bidding system and 420 compliance management software under development.

7.Fractional Shares. No fractional shares

8.Severability. The illegality or partial illegality of any or all of this Agreement or any provision hereof, will not affect the validity of the remainder of such agreements, or any provision thereof, and the illegality or partial illegality of any such agreements will not affect the validity of any such agreements in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes such agreements to no longer contain all of the material provisions reasonably expected by the parties to be contained therein.

9.Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of Illinois applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.

10.Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

Epazz, Inc.

By:	/s/ Shaun Passley.

Name:Shaun Passley

Title:	CEO

ZenaPay, Inc.

By:	/s/ Shaun Passley

Name:Shaun Passley

Title:	CEO